Globe Photos Acquires the Assets of Photo File, a Leader in Licensed Sports Photography

LAS VEGAS, NV – October 18, 2018 – Globe Photos, Inc. (OTCQB: GBPT), the owner one of the world’s largest iconic pop culture image archives, has acquired the assets of Photo File, Inc. one of the nation’s leaders in licensed professional and collegiate sports photography.

“In addition to immediately increasing our revenue stream, this highly-synergistic acquisition significantly expands our collection of iconic sports photography and greatly strengthens our sales and production capabilities,” said Globe Photos CEO, Stuart Scheinman. “We expect to benefit from Photo File’s reputation for excellent customer service, as well as its strong ties to its professional and collegiate sports leagues and large retail customers. This will be important as Globe further develops Photo File’s relationships with top retail clients and distributors including Costco, Walmart, Target, Bed Bath and Beyond, USPS, Scheels and others.”

Photo File has current licenses with all the major U.S. professional sports leagues and many colleges to produce and sell officially licensed sports prints, lithographs and sports memorabilia. Its physical assets include more than a million negatives and vintage sports prints, over 1,000 autographed lithographs and related memorabilia, and high-volume printing and packaging equipment.

“Given Photo File’s annualized revenues of approximately $7 million,” continued Scheinman, “this acquisition presents a tremendous opportunity to use Photo File’s existing sales and marketing organization to open new distribution channels for Globe Photos’ product lines and take advantage of the growing market demand for pop culture imagery and sports memorabilia.” Forbes recently reported the U.S. sports memorabilia market now totals $5.4 billion.

The founder of Photo File, Charles Singer, will be retained as president of a newly-formed Photo File subsidiary, ensuring a seamless transition. “Globe is a perfect partner for Photo File, with highly complementary photographic assets, management, and operations,” commented Singer. “We have already identified several areas in sales, production and fulfillment where we can collaborate to increase revenues and improve efficiencies, as well as expand production capacity and improve margins with strategic outsourcing.”

Added Scheinman, “We see a great opportunity to grow Photo File’s online sales, which currently generate less than 10% of its revenue. Through an increased social media presence, improved SEO, and expanding partnerships with online retailers, we expect strong growth in higher margin online sales over the next few years.”

Globe Photos trades on the OTC Markets under the symbol, “GBPT.” Additional details about the acquisition are included in a Form 8-K filed by Globe Photos with the U.S. Securities and Exchange Commission, accessible in the investor relations section of the company’s website at www.globephotos.com/investors.

About Photo File

Founded in 1987, Photo File, Inc. was initially awarded a license for photography by Major League Baseball and the MLB Players Association, becoming the first company to be given a license for photography by any major sport in the U.S. It currently holds major sports licenses with the NFL, NBA, MLB, NHL and key colleges to produce licensed sports prints, lithographs and other related items. Photo File is also licensed by thousands of additional individuals and organizations, including Babe Ruth, Joe Namath, Vince Lombardi, and others. Photo File can produce a full range of framed, unframed and matted products in sizes up to 30" x 40", plaques, as well as photo sculptures, ceramic tiles, key chains and event covers. For more information, visit www.photofile.com.

About Globe Photos

Globe Photos, Inc. owns, markets and distributes one of the largest and most diverse collections of iconic pop culture imagery in the world. Its library consists of more than 10 million iconic images featuring the most beloved Hollywood idols, popular music stars and other iconic figures of the 20th century. The company markets and distributes its images to the art, media and commercial markets. It also sells limited editions of its photographs through galleries, art consultants and interior decorators. For more information, visit www.globephotos.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact

Stuart Scheinman

President & CEO

Globe Photos, Inc.

Tel (702) 722-6113

info@globephotos.com

Media & Investor Relations Contact:

Ronald Both

CMA

Tel (949) 432-7566

GBPT@cma.team

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